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Exhibit 8.1

KUTAK ROCK LLP
SUITE 3100	ATLANTA
1801 CALIFORNIA STREET	DES MOINES
CHICAGO
DENVER, COLORADO 80202-2626	FAYETTEVILLE
IRVINE
303-297-2400	KANSAS CITY
FACSIMILE 303-292-7799	LINCOLN
LITTLE ROCK
OKLAHOMA CITY
www.kutakrock.com	OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

January 3, 2006

Spirit Finance Corporation
14631 North Scottsdale Road
Scottsdale, Arizona 85254

  Re:
  Certain Federal Income Tax Issues

Ladies and Gentlemen:

        We have acted as special tax counsel to Spirit Finance Corporation, a Maryland corporation (the "Company"), in connection with the filing of that certain registration statement on Form S-3 (the "Registration Statement"), to which this opinion is filed as an exhibit, with the Securities and Exchange Commission. The Registration Statement is being filed in connection with the offer and sale of the Company's common stock (the "Common Stock") preferred stock, debt securities and warrants (collectively with the Common Stock, the "Securities"). In this regard, the Company has requested our opinion concerning its continued characterization as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts, assumptions and representations as set forth herein concerning the Company's organization, income, operations and assets.

        This opinion will be rendered to support the promotion and marketing of the Securities set forth in the Registration Statement. Each purchaser of such Securities should seek advice based on their particular circumstances from an independent tax advisor.

        In addition to certain facts, assumptions and representations set forth below, our opinion is based on applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the "Regulations") and interpretations thereof by the Internal Revenue Service (the "Service") and the courts having jurisdiction over such matters, each as of the date hereof. There can be no assurance, however, that the Code, the Regulations and the interpretations thereof by the Service or the courts will not change in a manner which would preclude us from rendering a similar opinion in the future. Moreover, any such changes in the Code, the Regulations or the interpretations thereof may have a retroactive effect.

        This opinion further depend on the facts and circumstances surrounding the operation of the Company and the sale of the Securities. In the event such facts and circumstances differ from the Company's representations concerning the foregoing, the assumptions and representations set forth herein or the descriptions set forth in the Registration Statement, our conclusion could differ from that set forth herein.

I.    FACTUAL MATTERS

        The Company was formed as a corporation under the laws of the state of Maryland in August 2003 and filed an election to be taxed as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2003. The Company primarily is engaged in the business of acquiring single tenant, operationally essential real estate to be leased on a long-term, triple-net basis to retail, distribution and service-oriented companies. The Company conducts business throughout the United States. The Company intends to use the proceeds of the sale of the Securities to acquire additional assets, to repay short-term indebtedness and to augment its working capital. The income, assets and distributions of the Company as determined for federal income tax purposes are described in detail in the Certificate as defined below.

        In connection with rendering the opinion, we have examined and relied upon such documents as we have deemed necessary and appropriate including but not limited to the following:

    (a)
    the Registration Statement;

    (b)
    the Certificate of Spirit Finance Corporation regarding certain Income Tax Matters dated as of the date hereof, attached hereto as Annex A (the "Certificate");

    (c)
    the Articles of Amendment and Restatement of the Company;

    (d)
    the Master Repurchase Agreement dated as of August 9, 2004, between Bank of America Mortgage Capital Corporation, Spirit Funding Company, LLC and Spirit Finance Corporation;

    (e)
    the Master Indenture, dated as of July 26, 2005, between Spirit Master Funding, LLC and Citibank, N.A., a national banking association, as indenture trustee;

    (f)
    the Master Repurchase Agreement dated as of September 13, 2005, between Spirit Finance Corporation and Citigroup Global Markets Realty Corp.;

    (g)
    the Master Repurchase Agreement dated as of November 7, 2005 among Alpine Securitization Corp., Credit Suisse, New York Branch and Spirit Finance Corporation;

    (h)
    the Amended and Restated Master Repurchase Agreement dated as of December 7, 2005 between Spirit Finance Corporation and Citigroup Global Markets Realty Corp.;

    (i)
    the Summary of Income, Assets and Distributions with respect to the period ended September 30, 2005;

    (j)
    the Company's Form 1120 for the taxable year ended December 31, 2003 filed with the Service;

    (k)
    the Agreement and Plan of Merger dated June 1, 2005, by and between Camelback Ski Corporation and CBH20, LP; and

    (l)
    the organizational documents of the entities listed on Schedule I attached hereto.

II.    FACTUAL ASSUMPTIONS

        In rendering this opinion, we have assumed: (i) the validity of signatures; (ii) the accuracy of copies; (iii) that any Securities will be issued in accordance with the terms of the Registration Statement; and (iv) the accuracy of the representations and covenants set forth in the Certificate. We further have assumed compliance with all of the foregoing documents. This opinion is further based

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upon certain additional assumptions set forth herein. Please note that except to the extent we deemed relevant, we have not independently verified any of the information described herein.

III.    FACTUAL REPRESENTATIONS, STATEMENTS OR FINDINGS

        Further, in rendering this opinion, the Company has delivered to us the Certificate and, with the Company's permission, we have relied upon the factual representations and covenants set forth therein. After reasonable inquiry, we are not aware of any matters inconsistent with the representations and covenants set forth in the Certificate. Furthermore, if such representations or covenants involve terms defined in the Code, the Regulations, published rulings of the Service, or other relevant authority, we have discussed such terms with the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations.

IV.    LAW AND ANALYSIS

  Characterization as a REIT

        Generally, if an entity elects to be taxed as a REIT and satisfies the following criteria, it is not required to pay federal corporate income taxes on the net income which it distributes to its stockholders. Under Section 856 of the Code, a REIT is defined as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) that issues transferable shares or transferable certificates evidencing the beneficial interests; (iii) that would be taxable as a domestic corporation except for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company; (v) that is beneficially owned by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, or specified entities, during the last half of each taxable year; and (vii) that meets the Income Tests, Asset Tests and Distribution Requirement as such terms are defined below. The Code requires that all of the conditions of (i) through (iv) must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months.

        For purposes of analyzing the income and assets of a REIT, the assets of any wholly owned entity disregarded under the provisions of Section 7701 of the Code and the assets of any qualified REIT subsidiary will be considered directly owned by the REIT. In addition, a REIT will be deemed to own a distributive share of the income and assts of any partnership of which it is a member.

        In the current circumstance, we note that the Company is a corporation managed by its Board of Directors. The Company has issued transferable shares which are traded on the New York Stock Exchange. Except for Section 856 of the Code, the Company would be taxed as a corporation for federal income tax purposes and it is neither a financial institution nor an insurance company as such terms are defined in the Code. Based on the representations in the Certificate, the Common Stock is and has been beneficially owned by 100 or more persons and not more than 50% in value of the Common Stock for the last half of each taxable year is or has been owned, actually or constructively, by five or fewer individuals.

Income Tests

        In order for an entity to qualify as a REIT, the Code requires that for each taxable year, at least 95% of its gross income, excluding gross income from prohibited transactions, must be derived from: (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities, and real property which is not property described in Section 1221(a)(1) of the Code, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from foreclosure property, (vii) amounts received or accrued as consideration for entering into agreements to make loans secured by mortgages on or interests in real property or to purchase or lease real property, and

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(viii) gain from the sale or other disposition of real estate assets other than gain from prohibited transactions (the "95% Test").

        Further, the Code requires that for each taxable year at least 75% of an entity's gross income must be derived directly or indirectly from: (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain from the sale or other disposition of real property, (iv) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from foreclosure property, (vii) amounts received or accrued as consideration for entering into agreements to make loans secured by mortgages on or interests in real property or to purchase or lease real property, (viii) gain from the sale or other disposition of real estates assets other than gain derived from prohibited transactions and (ix) income from qualified temporary investments (the "75% Test").

        In the current circumstance, we note that based on the representations in the Certificate, the Company satisfies the gross income requirements of both the 95% Test and the 75% Test.

Asset Tests

        In addition to the Income Tests, at the close of each quarter of an entity's taxable year, in order to qualify as a REIT it must satisfy four tests relating to the nature and diversification of its assets (collectively, the "Asset Tests"). First, at least 75% of the value of its total assets, including any assets held by qualified REIT subsidiaries and its allocable share of the assets held by partnerships and other entities treated as partnerships for federal income tax purposes in which it owns an interest, must be represented by real estate assets, cash, cash items and government securities. Second, not more than 25% of its total assets may be represented by securities, other than those securities included in the 75% asset class. Third, of the investments included in the 25% asset class, and except for investments in its TRS (as defined in Section 856 of the Code), the value of any one issuer's securities may not exceed 5% of the value of its total assets, and it may not own more than 10% by vote or value of any one issuer's outstanding securities. Finally, not more than 20% of the value of its total assets may be represented by the securities of one or more TRS.

        In the current circumstance, we note that based on the representations in the Certificate, the Company satisfies the Asset Tests.

Distribution Requirement

        In order for an entity to qualify as a REIT, with respect to each taxable year, it must distribute dividends to its stockholders in an amount at least equal to the sum of: (i) 90% of its taxable income for the taxable year and (ii) 90% of the excess of the net income, if any, from foreclosure property minus the excess of the sum of certain noncash income items over 5% of a REIT's taxable income for the taxable year (the "Distribution Requirement").

        For purposes of the foregoing, any preferential dividends will be disregarded. With respect to a class of capital stock, a distribution will be considered preferential if the rights of any holder to such dividend differ from those of any other holder of capital stock of the same class.

        In the current circumstance, we note that based on the representations in the Certificate, the Company satisfies the Distribution Requirement.

V.    CONCLUSION

        Based on the facts, assumptions, representations and covenants contained herein, it is our opinion that as of the date hereof, the Company qualified to be taxed as a REIT for its taxable year ended

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December 31, 2004 and the Company's current and proposed methods of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.

        This opinion is rendered only to the addressee listed above. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Kutak Rock LLP under the caption "Material United States Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                      Very truly yours,

                      /s/ Kutak Rock LLP

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SCHEDULE I

(1)	Spirit Management Company
(2)	Spirit Finance Acquisitions, LLC
(3)	Spirit Property Holdings, LLC
(4)	Spirit Pocono Corporation
(5)	Spirit Master Funding, LLC
(6)	Spirit Master Funding II, LLC
(7)	Spirit Master Funding III, LLC
(8)	Spirit SPE Worcester, LLC
(9)	Spirit SPE Covina, LLC
(10)	Spirit SPE US Plainview, LLC
(11)	Spirit SPE Columbia, LLC
(12)	Spirit SPE Johnston, LLC
(13)	Spirit SPE Raleigh, LLC
(14)	Spirit SPE Missoula, LLC
(15)	Spirit SPE Portfolio 2005-1, LLC
(16)	Spirit SPE Portfolio 2005-2, LLC
(17)	Spirit SPE Portfolio 2005-3, LLC
(18)	Spirit SPE Portfolio 2005-5, LLC
(19)	Spirit SPE General Holdings, LLC
(20)	Spirit Limited Holdings, LLC
(21)	Spirit SPE General Holdings II, LLC
(22)	Spirit SPE Portfolio 2005-6, LLC
(23)	Spirit SPE US Lubbock, LP
(24)	Spirit SPE US Levelland, LP
(25)	Spirit SPE US Vernon, LP
(26)	Spirit SPE Portfolio 2005-4, LP
(27)	Spirit SPE US Burkburnett, LP
(28)	Spirit SPE US Wichita Falls, LP
(29)	Spirit SPE US Childress, LP
(30)	Spirit SPE US Amarillo 522, LP
(31)	Spirit SPE US Amarillo 526, LP
(32)	Spirit SPE US Amarillo 527, LP
(33)	Spirit SPE US Amarillo 533, LP
(34)	Spirit SPE US Snyder, LP
(35)	Spirit SPE US Perryton, LP

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ANNEX A

CERTIFICATE
SPIRIT FINANCE CORPORATION
REGARDING CERTAIN INCOME TAX MATTERS
January 3, 2006

        The undersigned officers of Spirit Finance Corporation, a Maryland corporation (the "Company") in connection with the filing of that certain registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, hereby certify that, to the best of their knowledge, each of the following statements is and will continue to be true and correct:

        1.     At all times commencing with the Company's tax year ended December 31, 2004, one hundred (100) or more shareholders have simultaneously held beneficial ownership of the outstanding common stock of the Company.

        2.     The Company has issued its common stock so that at no time during the last half of each taxable year beginning with the Company's taxable year ended December 31, 2004 more than 50% in value of the Company's outstanding stock has been owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by five or fewer individuals. For that purpose, a supplemental unemployment compensation benefits plan (as described in Section 501(c)(17) of the Code), a private foundation (as described in Section 509(a) of the Code), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Section 642(c) of the Code) is considered an individual. However, stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code (a "Qualified Trust") generally is treated as held directly by the Qualified Trust's beneficiaries in proportion to their actuarial interests in the Qualified Trust.

        3.     The Company has timely filed an election to be taxed as a real estate investment trust with respect to its taxable year ended December 31, 2003 and such election has not been terminated or revoked.

        4.     At all times the Company has used its diligent efforts to enforce the transfer and ownership restrictions on its common stock and preferred stock (to the extent issued) as set forth in the Company's Articles of Incorporation.

        5.     A representative sample of each of the Company's Leases and Loans, as of the date hereof, has been made available to Kutak Rock LLP for its review.

        6.     The Company has furnished to Kutak Rock LLP true, complete and correct copies of: (i) the Master Repurchase Agreement dated as of August 9, 2004, between Bank of America Mortgage Capital Corporation, Spirit Funding Company, LLC and Spirit Finance Corporation; (ii) the Master Indenture, dated as of July 26, 2005, between Spirit Master Funding, LLC and Citibank, N.A., a national banking association, as indenture trustee; (iii) the Master Repurchase Agreement dated as of September 13, 2005, between Spirit Finance Corporation and Citigroup Global Markets Realty Corp.; (iv) the Master Repurchase Agreement dated as of November 7, 2005 among Alpine Securitization Corp., Credit Suisse, New York Branch and Spirit Finance Corporation; (v) the Amended and Restated Master Repurchase Agreement dated as of December 7, 2005 between Spirit Finance Corporation and Citigroup Global Markets Realty Corp.; (vi) that certain Agreement and Plan of Merger dated June 1, 2005, by and between Camelback Ski Corporation and CBH20, LP; and (iv) the Summary of Income, Assets and Distributions with respect to the period ended September 30, 2005.

        7.     The Company has not performed services with respect to any of its rental properties other than (a) leasing vacant space, (b) developing and leasing new space, (c) repairing or maintaining a tenant's premises after the expiration or termination of a lease and prior to opening the premises to new tenants, and (d) restoration of the leased property after a casualty. In each case, the services rendered or to be rendered have been and will be services usually and customarily rendered in connection with the rental of rooms or space for occupancy only within the meaning of Treasury Regulation Section 1.512(b)-(1)(c)(5).

        8.     With respect to each Lease, the amount of rent received or accrued by the Company (either directly or through any partnership in which the Company owns an interest) has not been based in whole or in part on the income or profits of the lessee or any other person (excluding amounts received as rents from a Lease that is (a) based solely on a percentage or percentages of receipts or sales where the percentage or percentages were fixed at the time the Lease was entered into, were not renegotiated during the term of the Lease in a manner that had the effect of basing rent on income or profits, and conformed with normal business practices, or (b) attributable to qualified rents from subtenants as provided by Section 856(d)(6) of the Code).

        9.     With respect to each and every tenant under a Lease, except with respect to any tenant which is a taxable REIT subsidiary, neither the Company nor any owner (actual or Constructive) of 10% or more of the outstanding capital stock of the Company, has been the owner (actual or Constructive) of (a) in the case of a tenant that is a corporation, capital stock of such tenant possessing 10% or more of the total combined voting power of all classes of capital stock entitled to vote, or 10% or more of the value of all classes of capital stock of such tenant, or (b) in the case of a tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. With respect to any tenant which is a taxable REIT subsidiary, (i) such taxable REIT subsidiary has not directly or indirectly operated or managed any lodging facility (as defined in Section 856(d)(9)(D)(ii) of the Code) or health care facility (as defined in Section 856(e)(6)(D)(ii) of the Code) or directly or indirectly provided to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging facility or health care facility was operated, (ii) at least 90% of the leased space in the property with a taxable REIT subsidiary tenant has been leased to persons other than taxable REIT subsidiaries and persons described in Section 856(d)(2)(B) of the Code, and (iii) the amounts paid by the taxable REIT subsidiary tenant to rent space at the property have been substantially comparable to rents paid by other tenants of the property for comparable space.

        10.   With respect to each Lease from which the Company has received or accrued rent or will receive or accrue rent attributable to personal property: (a) such personal property has been leased in connection with a lease of real property; and (b) the rent attributable to personal property has been and will be less than 15% of the total rent received or accrued under the Lease, determined by comparing the relative fair market value of the personal property being leased to the aggregate fair market value of all property being leased.

        11.   No amount of interest accruing with respect to any debt obligation owned by the Company has been based in whole or in part on the income or profits of any person (excluding interest that is (a) based solely on a fixed percentage or percentages of receipts or sales, or (b) attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the Code).

        12.   Except as otherwise disclosed to Kutak Rock LLP in writing, the Company has not owned shares of capital stock in any corporation (including mutual funds) or equity interests in entities which are characterized as associations taxable as corporations for federal income tax purposes (including Delaware business trusts) either directly, through a partnership or through any other arrangement excluding any Qualified REIT Subsidiary or taxable REIT subsidiary, excluding for this purpose any capital stock or equity interest which would be characterized as a real estate asset within the meaning of Section 856(c)(5)(B).

        13.   At all times, the Company has owned 100% of the issued and outstanding capital stock of its Subsidiaries.

        14.   The Company will timely file all requisite elections with respect to any subsidiary which constitutes a taxable REIT subsidiary within the meaning of Section 856(l) of the Code and has timely filed such election with respect to Spirit Management Company. The Company will use its best efforts to cause any such taxable REIT subsidiary described in the preceding sentence to join in such election. No taxable REIT subsidiary of the Company has directly or indirectly, (i) operated or managed any lodging facility (as defined in Section 856(d)(9)(D)(ii) of the Code) or health care facility (as defined in Section 856(e)(6)(D)(ii) of the Code), or (ii) provided to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging facility or health care facility was operated.

        15.   The assets, liabilities, items of income, deductions and credits of the Company are as follows:

          (a)   In each taxable year commencing with the Company's first taxable year ended December 31, 2003, at least ninety-five percent (95%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of capital stock, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is Section 1221(a)(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property other than Section 1221(a)(1) Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset in a transaction which is not a Prohibited Transaction, and (ix) payments pursuant to, and gain from the sale or other disposition of, an interest rate swap or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into by the Company to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets (including regular and residual interests in REMICs, to the extent provided in Section 856(c)(5)(E) of the Code), provided however that such income and gain shall be excluded from income for taxable years commencing after October 22, 2004 to the extent set forth in Section 856(c)(5)(G);

          (b)   In each taxable year commencing with the Company's first taxable year ended December 31, 2003, at least seventy-five percent (75%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(a)(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITS, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property other than Section 1221(a)(1) Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset in transactions which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income;

          (c)   In each taxable year commencing with the Company's first taxable year ended December 31, 2003, the Company has paid dividends (without regard to capital gains dividends)

  equal to or in excess of the sum of (i) ninety percent (90%) of the Company's REIT taxable income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety percent (90%) of the excess of the net income (after tax) from Foreclosure Property minus (iii) any excess non-cash income; and

          (d)   In each taxable year commencing with the Company's first taxable year ended December 31, 2003, the dividends paid or to be paid by the Company on each class of the Company's capital stock, including the dividends paid or to be paid by the Company on each class of the Company's capital stock received pursuant to any dividend reinvestment plan the Company may adopt, have been paid or will be paid pro rata with no preference to any share of such class as compared with other such shares and with no preference to one class of capital stock as compared to another class except to the extent the former is entitled to such preference.

        16.   With respect to each quarter of each taxable year, including the taxable year ended December 31, 2003, (a) at least seventy-five percent (75%) of the value of the combined total assets of the Company has been and will continue to be represented by Real Estate Assets, cash and cash items (including receivables) and U.S. Government securities, (b) not more than twenty-five percent (25%) of the value of the Company's total assets has been or will be represented by securities other than those described in clause (a) above, (c) not more than twenty percent (20%) of the value of the Company's total assets has been or will be represented by securities of one or more taxable REIT subsidiaries, as described in Section 856(l) of the Code, (d) except with respect to securities of a taxable REIT subsidiary, as described in Section 856(l) of the Code and securities described in clause (a) above, not more than five percent (5%) of the value of the Company's total assets has been or will be represented by securities of any one issuer, (e) except with respect to securities of a taxable REIT subsidiary as described in Section 856(l) of the Code, and securities described in clause (a) above, the Company has not owned securities possessing more than ten percent (10%) of the total voting power of the outstanding securities of any issuer, and (f) except with respect to securities of a taxable REIT subsidiary, as described in Section 856(l) of the Code, and securities described in clause (a) above, the Company has not owned securities having a value of more than ten percent (10%) of the total value of the outstanding securities of any issuer (excluding securities that represent: (i) "straight debt" within the meaning of Section 856(m)(2) of the Code, (ii) any loan to an individual or estate, (iii) any Section 467 rental agreement (as defined in Section 467(d) of the Code), other than an agreement with a corporation which the Company owns, directly or indirectly, 10% or more of the total vote or value of such corporation, or with respect to any other person which the Company owns, directly or indirectly, 10% or more in the assets or net profits of such person, (vi) any obligations to pay rents from real property, (v) subject to certain limitations on the source of payments, securities issued by certain governmental entities, each as set forth in Section 856(m)(1)(E) of the Code, and (vi) any security issued by a real estate investment trust; provided however, if the issuer is an entity treated as a partnership or a corporation for federal income tax purposes, securities otherwise described in (i) though (vi) above shall not be considered so described if the Company and any of its controlled Taxable REIT Subsidiaries hold any securities of the issuer which, are not described in (i) through (vii) above (prior to the application of this proviso) and have an aggregate value greater than 1 percent of the issuers outstanding securities determined without regard to the look-through rule set forth in the next sentence). For the purposes of the above representations, the Company's interest as a partner in a partnership shall not be considered a security and the assets and income of the Company include the Company's allocable share of the assets owned by or income received by any partnership in which the Company has or may acquire an interest. In addition, for purposes of the above representations, the separate existence of any Qualified REIT Subsidiaries and any entities treated as disregarded under Section 7701 of the Code shall be disregarded.

        17.   Other than with respect to the Subsidiaries, neither the Company, any subsidiary nor any partnership in which the Company has acquired an interest has actively conducted a business from which they earn fees for services they perform or other income (whether or not through a manager), other than with respect to (a) Foreclosure Property (if any), (b) the rental of their properties pursuant to the Leases, and (c) services rendered with respect to the Leases to the extent described in paragraph 7 above.

        18.   As required by Treasury Regulation Section 1.857-8, for each year commencing with the Company's taxable year ended December 31, 2003, the Company (a) has and will continue to maintain the necessary records relating to the actual ownership of its capital stock, (b) with respect to its taxable year ended December 31, 2003 and for each taxable year thereafter, no later than January 30 of each following year, has or will make the requisite information requests of its shareholders regarding capital stock ownership and will maintain a list of the persons failing or refusing to comply in whole or in part with the Company's demand for statements regarding capital stock ownership, and (c) has and will maintain such records for all years commencing with the Company's taxable year ended December 31, 2003.

        19.   The Company has not been a partner in any entity characterized as a partnership for federal income tax purposes or an owner of less than 100% of any property (for example, as a joint tenant or tenant-in-common) or an owner of 5% or more of the voting securities of any other entity other than the Subsidiaries.

        20.   All shares of capital stock issued by the Company have been freely transferable except subject to limitations imposed by (i) federal securities laws, (ii) that certain Stockholder Agreement by and between the Company and Spirit Finance Holdings, LLC, dated as of October 15, 2003, and (iii) certain voluntary contractual lock-up arrangements of limited duration to which the Company is not a party, entered into between certain stockholders of the Company and the underwriters in connection with the offering of the Company's common stock.

        21.   The Company has owned one hundred percent (100%) of the capital stock or beneficial interests, as the case may be, of the Subsidiaries at all times during the period in which the Subsidiaries have been in existence (other than Spirit Pocono Corporation, of which the Company has owned one hundred percent (100%) of the issued and outstanding capital stock therein since June 14, 2005) and will continue to own all such stock. For purposes of making the certifications set forth herein, the Company's ownership of capital stock of any Subsidiary which is a Qualified REIT Subsidiary was disregarded and all assets, liabilities and items of income, deduction and credit of such Qualified REIT Subsidiaries were treated as assets, liabilities and such items (as the case may be) of the Company.

        22.   The Company has and expects to continue to acquire its properties for a price not to exceed their respective fair market values and the rents paid or to be paid with respect to such properties constitute fair market rentals. The purchase price under any option to purchase property granted in connection with a Lease has been and will continue to be set in good faith by the parties to the Lease at an amount reasonably estimated to equal or exceed the fair market value of the property on the date or dates of the possible exercise of the option.

        23.   The Company has not paid and will not pay any employee compensation in excess of reasonable amounts, as described by Section 162 of the Code and administrative or judicial interpretations thereof.

        24.   The Company has not and will not enter into any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar instrument (a "Hedging Agreement") unless such Hedging Agreement was or will be used to reduce interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry Real Estate Assets. The Company has not been a party to any Hedging Agreement that was entered into on a national securities exchange. Any Hedging Agreement held by the Company after December 31, 2004 has been and will be properly and timely identified by the Company under section 1221(a)(7) of the Code.

        25.   With respect to each of its taxable years including the tax year ended December 31, 2003, the Company has not held any Foreclosure Property for more than three years.

        26.   Except as otherwise disclosed to Kutak Rock LLP in writing, all Loans originated or acquired by the Company have been, and all Loans expected to be originated or acquired by the Company will be, fully secured by real property and otherwise made in accordance with the Company's internal underwriting standards. The Company acknowledges that any loan which is not fully secured by real property will constitute a security for purposes of the representation described in paragraph 16 above. For purposes of this paragraph 26, a loan will be considered fully secured only if the fair market value of the real estate which secures such loan is at least equal to its issue price.

        27.   Except as otherwise disclosed to Kutak Rock LLP in writing, the Company has not originated and does not expect to originate any Loans secured solely by equipment.

        28.   The Company will negotiate, originate or acquire shared appreciation mortgages as described in Section 856(j) of the Code, so that the income to be recognized by the Company from such mortgages constitutes qualifying income for purposes of the representations described in paragraph 15 above and so that the exercise of such shared appreciation features do not constitute prohibited transactions. The Company has not and will not originate or acquire any loan, the interest with respect to which is determined in whole or in part with reference to the income or profits of any person.

        29.   The issue price of the Company's common stock, as described in the Registration Statement, was determined as described therein. The Company paid customary expenses in connection with the sale of Common Stock described in this paragraph 29.

        30.   The Company has not succeeded to any earnings and profits ("Non-REIT E&P") of any other corporation accumulated during a year when such other corporation did not qualify as a REIT for tax purposes or will distribute all Non-REIT E&P as of the close of the taxable year in which the Company acquires such Non-REIT E&P or as otherwise set forth in Regulation Section 1.857-11(c).

        31.   The Company's taxable year has at all times been the calendar year. At all times, the Company has been managed by its Board of Directors.

        32.   The Company intends to operate in a manner such that the representations set forth in this Certificate will continue to be true in the future.

        33.   Any matters required to be furnished to Kutak Rock LLP in writing by this Certificate have been furnished together with this Certificate.

        34.   For purposes of the representations set forth in the Certificate, the Company has taken into account the income, assets and operations of each Disregarded Entity.

        35.   As an officer of the Company, it is my responsibility to have knowledge of the matters described in the above representations.

        [End of Officers' Certificate]

        IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

SPIRIT FINANCE CORPORATION, a Maryland corporation
By	/s/ CHRISTOPHER H. VOLK
Christopher H. Volk, President and Chief Executive Officer
By	/s/ CATHERINE LONG
Catherine Long, Chief Financial Officer, Senior Vice President and Treasurer
By	/s/ JULIE N. DIMOND
Julie N. Dimond, Vice President—Tax

EXHIBIT A

DEFINITIONS

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Constructive" means the constructive capital stock ownership rules of Section 318 of the Code, except that "10 percent" shall be substituted for "50 percent" in subparagraph (C) of Sections 318(a)(2) and 318(a)(3) and Section 318(a)(3)(A) shall be applied in the case of a partnership by taking into account only partners who own (directly or indirectly) twenty-five percent or more of the capital interest, or profits interest, in such partnership.

        "Disregarded Entity" means an entity whose separate existence is disregarded for federal income tax purposes under the provision of Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

        "Foreclosure Property" means any real property (including Interests in Real Property), and any personal property incident to such real property, acquired by the Company as a result of the Company having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property of the Company which is Section 1221(a)(1) Property which was not originally acquired as foreclosure property.

        "Interests in Real Property" includes fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

        "Lease" means any lease from which the Company derives revenue, either directly or through one or more partnerships or Subsidiaries.

        "Loan" means an obligation to pay principal and interest on the terms described therein with respect to which the Company is the obligee and which is secured by either real or personal property or both.

        "Prohibited Transaction" means the sale or other disposition of Section 1221(a)(1) Property, other than Foreclosure Property.

        "Qualified REIT Subsidiary" means any corporation, other than a taxable REIT subsidiary, as defined in Section 856(1) of the Code, in which the Company owns 100% of the outstanding stock.

        "Qualified Temporary Investment Income" means any income which (a) is attributable to capital stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (i) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (ii) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (iii) in a transaction involving a qualified pension or employee benefit plan), (b) is attributable to the temporary investment of new capital (as defined in Section 856(c)(5)(D)(ii) of the Code) received by the Company, and (c) is received or accrued during the one-year period beginning on the date the Company received such capital.

        "Real Estate Asset" means real property (including Interests in Real Property and interests in mortgages on real property), shares (or transferable certificates) of beneficial interests in other REITs and such other property as described in Section 856(c)(5) of the Code.

        "REIT" means a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

        "Section 1221(a)(1) Property" means stock in trade of the Company or other property of a kind which would be property included in inventory of the Company if on hand at the close of the taxable year, or property held by the Company primarily for sale to customers in the ordinary course of its trade or business.

        "Subsidiary" means the Company's wholly owned subsidiaries, including but not limited to, Spirit Management Company.

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  Exhibit 8.1
SCHEDULE I
ANNEX A CERTIFICATE SPIRIT FINANCE CORPORATION REGARDING CERTAIN INCOME TAX MATTERS January 3, 2006
EXHIBIT A DEFINITIONS